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EXHIBIT 2.1                                                       EXECUTION COPY


                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of November 15, 2000, by and between EPOCH BIOSCIENCES, INC., a Delaware corporation, ("Buyer") and IMMUNE COMPLEX CORPORATION ("Seller"), a California corporation ("Seller").

                              W I T N E S S E T H :

         WHEREAS, Seller, through its Synthetic Genetics operation, is engaged in the business of developing, manufacturing, marketing and distributing and customizing a variety of modified, dye labeled and highly purified custom synthetic oligonucleotide products (the "Business"); and

         WHEREAS, Seller desires to divest the assets and operations of the Business including the assets described in Section 1.1 of this Agreement; and

         WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to purchase and Seller desires to sell and transfer to Buyer, the assets and operations that constitute the Business as described herein.

         NOW, THEREFORE, in consideration of the terms, covenants, and conditions hereinafter set forth, the parties hereto agree as follows:

1.       ASSETS AND LIABILITIES BEING PURCHASED AND ASSUMED.

         1.1 PURCHASED ASSETS. Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell, transfer and assign to Buyer, on the Closing Date (as hereinafter defined), all of the assets, whether tangible, intangible, real, personal or mixed, and wherever located, which are owned by Seller, or in which Seller has any right, title or interest and which are used in connection with the Business (collectively referred to herein as the "Purchased Assets"), free and clear of any and all mortgages, security interests, liens, options, pledges, equities, claims, charges, restrictions, conditions, conditional sale contracts and any other adverse interests or other encumbrances of any kind whatsoever, other than the Assumed Obligations set forth in Section 2.1 hereof, (hereinafter, collectively "Liens or Encumbrances"); provided, however, that the Purchased Assets shall not include, and Seller shall retain, the Excluded Assets (as hereinafter defined). The Purchased Assets shall include, but shall not be limited to, the following:

                  (a) All of the tangible personal property owned by Seller, including, without limitation, all of Seller's supplies, laboratory equipment, manufacturing equipment, computers and other equipment, furniture, fixtures, spare parts, repair parts and other similar assets or tangible personal property owned by Seller and used solely in connection with the Business, wherever located, (collectively, the "Fixed Assets"), substantially all the items of which are identified in the fixed asset depreciation schedule attached hereto as
Schedule 1.1(a);

                  (b) All of the inventory and stock in trade owned by Seller on the Closing Date to the extent used in, relating to, or arising out of the Business, a list of which is set forth in Schedule 1.1(b) hereto (the "Inventory"), which Buyer is purchasing for resale;


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                  (c) All of the agreements, contracts, licenses, instruments, commitments and understandings, written or oral, that are listed (or, in the case of oral agreements or understandings, that are described) under the caption "Assigned Contracts" in Schedule 1.1(c) attached hereto;

                  (d) The technical and descriptive materials (other than Inventory) relating to the design, development, manufacture or use or marketing of the products and services of the Business, as listed on Schedule 1.1(d) hereto (the "Technical Documentation");

                  (e) The trade names, trademarks and service marks (including registrations, licenses and applications pertaining thereto) used in connection with the Business, as identified on Schedule 1.1(e) hereto, together with all goodwill associated therewith (the "Trademarks");

                  (f) All Seller's rights in any patents or pending applications owned or controlled by Seller or its Affiliates (as defined in Section 4.2) which cover the manufacture, use or sale of oligonucleotides, including all divisionals, continuations, continuations-in-part and reexaminations, and all foreign counterparts thereof, as listed on Schedule 1.1(f) hereto;

                  (g) All rights of Seller in and to (i) the customer and client lists, products lists, vendor lists, catalogues, promotion lists and marketing data and other compilations of names and requirements relating to the Business;
(ii) the telephone numbers, internet addresses and web sites used in the conduct of the Business; and (iii) the trade secrets and other material information related to the Business, which are more fully described on Schedule 1.1(g) hereto;

                  (h) All rights of Seller in and to any processes, formulations, methods, technology, know-how, formulae, trade secrets, trade dress, designs, inventions, drawings, schematics, blueprints, copyrights, copyright applications, inventions, processes, know-how, or trade secrets or proprietary information, patents and patent applications and other proprietary rights and all documentation embodying, representing or otherwise describing any of the foregoing, owned or held by Seller and used exclusively in connection with the Business, as more fully described on Schedule 1.1(h) hereto (collectively with the items described in Sections 1.1(e), 1.1(f) and 1.1(g) the "Intangible Property Rights");

                  (i) All of the leases under which Seller owns or holds any leasehold interest in real property where the Business is conducted by Seller (a "Real Property Lease") or in tangible personal property used primarily in the conduct of the Business, (a "Personal Property Lease") (collectively, the "Assumed Leases"), a true and complete list of which is set forth in Schedule 1.1(i) hereto;

                  (j) All of Seller's accounts receivable relating to the Business, and all schedules, records and other documentation related to such accounts or notes receivable, including, without limitation, all advance payments, claims for refunds and deposits and other prepaid items existing on the Closing Date, and all notes, chattel paper or other documents or instruments evidencing the payment obligations of the account or note debtors;

                  (k) All financial books and accounting records and all files, lists, publications, and other records and data of Seller used in or relating to the Business, regardless of the medium on which such information is stored or maintained;


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                  (l) Any cause of action, claim, suit, proceeding, judgment or demand, of any nature, of or held by Seller against any third parties arising out of the Business;

                  (m) All goodwill associated with the Business and the Purchased Assets, including all of the Intangible Property Rights;

                  (n) All rights in and to any governmental and private permits, licenses, certificates of occupancy, franchises and authorizations, to the extent assignable, used in or relating to the Business or Seller's operations; and

                  (o) Upon effective assignment, all of Seller's rights and obligations under the agreements identified on Schedule 1.1(i) attached hereto (collectively the "Assigned Contracts"), subject to Buyer's obtaining all consents to assignments required under the Assigned Agreements. Seller shall assist Buyer in good faith in obtaining all required consents.

         1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, Buyer shall not purchase, and there shall not be included in the Purchased Assets being sold to Buyer, any of the assets set forth in Schedule 1.2 hereto (the "Excluded Assets"), which shall be retained by Seller.

2.       OBLIGATIONS BEING ASSUMED; LIABILITIES NOT BEING ASSUMED.

         2.1 ASSUMED OBLIGATIONS. Buyer hereby agrees to assume only: (i) those liabilities and obligations specifically set forth in Schedule 2.1 hereto and
(ii) those executory obligations as expressly set forth in the Assigned Contracts which exist at the time of Closing (collectively, the "Assumed Obligations"). Obligations under the Assigned Contracts shall be assumed by Buyer only upon effective assignment of such agreements. Except as set forth on
Schedule 2.1, the Assumed Obligations shall not include any obligations or liabilities arising out of any act or omission or default of Seller occurring prior to Closing under any Assigned Contract, regardless of when such liability or obligation is asserted.

         2.2 LIABILITIES NOT BEING ASSUMED. Except for the Assumed Obligations, Buyer shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Seller, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when such liabilities or obligations may arise or may have arisen or when they are or were asserted (the "Retained Liabilities"), and Seller shall remain responsible for and shall indemnify, defend (with counsel reasonably acceptable to Buyer and paid for by Seller) and hold harmless Buyer from and against all Retained Liabilities, which shall include, without limitation, any and all of the following obligations or liabilities of Seller:

                  (a) Any compensation or benefits accrued or payable on or before the Closing Date to present or past employees of Seller, including without limitation, any liabilities arising under any employee pension or profit sharing plan or other employee benefit plan and any of Seller's obligations for vacation, holiday or sick pay;

                  (b) All federal, state, local, foreign or other taxes (i) that have arisen prior to the Closing Date or relate to activities of the Business prior to the Closing Date, or (ii) for which Seller is or, at any time hereafter, may become liable; provided, however, that the Retained Liabilities shall not include any taxes arising out of the conduct of the Business by Buyer, after the Closing Date;


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                  (c) Any Liens or Encumbrances on any of the Purchased Assets
and all obligations and liabilities secured thereby that are not set forth on
Schedule 2.1 hereto;

                  (d) All obligations of Seller, either for borrowed money or incurred in connection with the purchase, lease or acquisition of any assets, that are not set forth on Schedule 2.1 hereto (collectively, the "Retained Debt");

                  (e) Any accounts or notes payable of Seller that are not set forth on Schedule 2.1 hereto (the "Retained Payables");

                  (f) Any claims, demands, actions, suits or legal proceedings that have been asserted or threatened prior to the Closing Date against Seller, the Business or the Purchased Assets or which may be threatened hereafter against the Purchased Assets, the Business or the Buyer that arises in any way from or in connection with (i) Seller's operation of the Business prior to the Closing Date, or (ii) any other business or non-business activities of Seller conducted prior hereto or hereafter (in each case, a "Plaintiffs' Actions"), including, but not limited to, those legal actions or other proceedings set forth in Schedule 4.14 hereto; and

                  (g) Any obligations under any employment, consulting or non-competition agreement, whether written or oral, that is not listed on
Schedule 2.1 and any liabilities or obligations arising out of the termination by Seller of any of its employees in anticipation or as a consequence of, or following, consummation of the transactions contemplated hereby.

3.       PURCHASE PRICE AND TERMS OF PAYMENT.

         3.1 PURCHASE PRICE, ADJUSTMENT. As consideration for the sale to Buyer of the Purchased Assets and for Seller entering into the Non-Competition Agreement (as defined in Section 3.3 below), Buyer shall pay to Seller a cash payment of Three Million One Hundred Thousand Dollars ($3,100,000) at the Closing (as hereinafter defined) by wire transfer of immediately available funds to an account designated by Seller (the "Purchase Price"), less the Escrowed Amount which shall be delivered as set forth in the Escrow Agreement (described below). Within three (3) business days after the Closing Date, Buyer shall prepare from the books and records and deliver to Seller a list of trade payables and accounts receivable of the Business as of the Closing Date. To the extent the trade payables exceed the accounts receivable by $25,000 or more, the Purchase Price shall be reduced on a dollar for dollar basis by such excess, and Seller shall refund to Buyer such excess within five (5) business days. To the extent the accounts receivable exceed the trade payables, the Purchase Price shall be increased on a dollar for dollar basis, and Buyer shall forward to Seller such excess within five (5) business days.

         3.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets and the Non-Competition Agreement as set forth in Exhibit A attached hereto (the "Purchase Price Allocation"). Each of the parties, when reporting the transactions consummated hereunder in their respective Tax Returns (as hereinafter defined), shall allocate the Purchase Price paid or received, as the case may be, in a manner that is consistent with the Purchase Price Allocation set forth in Exhibit A hereto. Additionally, each of the parties will comply with, and furnish the information required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and any regulations thereunder.


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         3.3 NON-COMPETITION AGREEMENT. On or before the Closing Date, Seller shall enter into a Non-Competition Agreement in the form of Exhibit B hereto with Buyer (the "Non-Competition Agreement").

         3.4 ESCROW. Pursuant to the escrow agreement in substantially the form attached hereto as Exhibit C (the "Escrow Agreement") to be entered into on or before the Closing Date, among Seller, the Buyer and the Escrow Agent named therein (the "Escrow Agreement"), the Buyer will withhold from the Purchase Price, a total of Two Hundred Fifty Thousand Dollars ($250,000) (the "Escrowed Amount"). The Escrowed Amount will be held as collateral and disbursed in accordance with the Escrow Agreement, to secure certain indemnification obligations of Seller under Section 13 hereof during the Six (6) month period commencing on the Closing Date.

         3.5 SALES TAXES. Buyer and Seller shall equally bear any sales taxes, use taxes, transfer taxes, withholding taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses ("Sales Taxes") that may become payable in connection with the sale of the Purchased Assets to Buyer imposed by any taxing authority, provided that Seller's obligation under this Section 3.5 shall not exceed one-half (1/2) of the Sales Taxes due based upon the book value of the taxable Purchased Assets, exclusive of any allocation to goodwill, as reflected on the Seller's balance sheet of September 30, 2000.

4.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         Subject to the disclosures and exceptions set forth in the disclosure schedules attached hereto (the "Seller's Disclosure Schedules"), Seller hereby makes the representations and warranties set forth hereinafter in this Section 4 to the Buyer.

         When used in this Agreement, the phrases "Material Adverse Effect on Seller" and "Material Adverse Effect on the Business" shall both mean a circumstance, state of facts, event, consequence or result that materially and adversely affects, or could reasonably be expected to affect materially and adversely the Purchased Assets or the Business, or the condition (financial or other), operating results or future prospects of the Business or the ability of Seller to consummate the transactions which it is required to consummate hereunder; and the phrase "Material Adverse Effect on Buyer" shall mean a circumstance, state of facts, event, consequence or result that materially and adversely affects, or could reasonably be expected to affect materially and adversely the condition (financial or other), operating results or future prospects of Buyer, or the ability of Buyer to consummate the transactions it is required to consummate hereunder.

         4.1 AUTHORITY AND BINDING EFFECT.

                  (a) Seller has the full corporate power and authority to execute and deliver this Agreement, the Non-Competition Agreement, the Bill of Sale (as hereinafter defined) and the Escrow Agreement. This Agreement, the Non-Competition Agreement, the Bill of Sale (as hereinafter defined) and the Escrow Agreement, and the consummation by Seller of its obligations contained herein and therein, have been duly authorized by all necessary corporate actions of Seller and such agreements have been duly executed and delivered by Seller.

                  (b) This Agreement, the Non-Competition Agreement, the Bill of Sale (as hereinafter defined) and the Escrow Agreement are each a valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms, and upon execution and delivery


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each such agreement will be a valid and binding agreement of Seller, and shall be enforceable against it in accordance with its terms except (in each case) as enforceability of the obligations of Seller hereunder and thereunder may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally, and (ii) general principles of equity relating to the availability of equitable remedies (whether such agreements are sought to be enforced in a proceeding at law or a proceeding in equity).

                  (c) It is not necessary for the Seller to take any action or to obtain any approval, consent or release by or from any third person, governmental or other, to enable Seller to enter into or perform its obligations under this Agreement, the Non-Competition Agreement, the Bill of Sale or the Escrow Agreement.

         4.2 ORGANIZATION AND STANDING.

                  (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and Seller is qualified to do business in each jurisdiction where it conducts the Business, in which the character of the properties owned by it in connection with the Business or the nature of the Business makes such authorization necessary and where the failure to be so qualified would have a Material Adverse Effect (as hereinafter defined) on Seller. All such jurisdictions are set forth on Schedule
4.2 hereto. Except as set forth on Schedule 4.2, Seller has no "Affiliates". "Affiliate" means, with respect to Seller, any individual, corporation (including its subsidiaries), partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a governmental authority, directly or indirectly controlling, controlled by or under direct or indirect common control with such other individual, corporation (including its subsidiaries), partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a governmental authority.

                  (b) Seller has the requisite corporate power and authority to conduct the Business as now conducted and to own or lease (as the case may be) the Purchased Assets, and to use such Purchased Assets in the conduct of the Business.

         4.3 FINANCIAL STATEMENTS. Seller has delivered to Buyer unaudited financial statements of Seller relating to the Business, consisting of balance sheets and income statements for the two fiscal years ended December 31, 1999 and for the nine-month period ended September 30, 2000 (collectively, the "Financial Statements"). True and correct copies of the Financial Statements are attached as Schedule 4.3 hereto. The Financial Statements were prepared in accordance with GAAP, consistently applied, and fairly present, on an accrual basis, the financial condition of Seller relating to the Business, and the results of operations of the Business as at the relevant dates thereof and for the respective periods covered thereby. Except as set forth on Schedule 4.3, Seller has no debts, obligations or liabilities, fixed or contingent, relating to the Business, of a nature that would be required, in accordance with GAAP, to be shown on a balance sheet and that are not shown on the balance sheet as of the nine-month period ended September 30, 2000 (the "September 30 Balance Sheet"), other than liabilities incurred after September 30, 2000 in the ordinary course of the Business and consistent with past practice.

         4.4 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 4.4, since September 30, 2000, there has not been:


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                  (a) Any default or breach, or anticipated default or breach under, or any amendment, termination or revocation or, to the knowledge of Seller, any threatened termination or revocation of, any of the Assigned Contracts or the Assumed Leases;

                  (b) Any actual or threatened amendment, termination or revocation of any license, permit or franchise required for the continued operation by Seller of any material portion of the Business;

                  (c) Any sale, transfer, or other disposition of, or the incurrence or imposition of any Lien or Encumbrance of any kind on or affecting, any of the Purchased Assets except (i) licenses, sales or utilization of inventory and obsolete equipment in the ordinary course of the Business and consistent with past practices of Seller and (ii) Liens for current taxes not yet due and payable;

                  (d) Any damage, destruction or loss, whether or not covered by insurance, of any of the Purchased Assets in an amount that exceeds Five Thousand Dollars $5,000 or which adversely affects Seller's or Buyer's ability to continue to conduct the Business in any material respect as the Business was conducted during the twelve-month period ended September 30, 2000;

                  (e) The entry or violation of any judgment, order, writ or decree that has had or could reasonably be expected to have a Material Adverse Effect on Seller, or on the Business; or

                  (f) The occurrence of any other event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect on Seller or on the Business.

         4.5 THE PURCHASED ASSETS.

                  (a) Fixed Assets. There is contained in Schedule 1.1(a) a list of all of the Fixed Assets used in the Business, other than any Fixed Asset the replacement cost of which would be less than $500 individually, and $25,000 in the aggregate and which is not of material importance to the Business. The Fixed Assets are in good working order and condition, ordinary wear and tear excepted, have been properly maintained, are suitable for the uses for which they are being utilized in the Business, do not require more than regularly scheduled maintenance in the ordinary course, consistent with Seller's established maintenance policies, to keep them in good operating condition and comply with all requirements under applicable laws, regulations and licenses which govern the use and operation thereof.

                  (b) The Real Property and Personal Property Leases.

                           (i) Schedule 1.1(i) contains a complete and accurate
list, and Seller has furnished to Buyer accurate and complete copies, of all of the Real Property Leases and Personal Property Leases, as amended to date, together with a brief description of each of the real properties that are leased by Seller under the Real Property Leases (the "Leased Properties"), including the respective addresses and the names and addresses of the landlords thereof. Seller has delivered to Buyer accurate and complete copies of all environmental studies and reports that are in the possession of or are readily available to Seller, with respect to any of the Leased Properties. To the knowledge of Seller. (A) the zoning of each of the Leased Properties permits the presently existing improvements thereon and continuation of the business presently conducted thereon and (B) no


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changes therein are pending or are threatened and (C) no condemnation or similar proceedings are pending or threatened against any of the Leased Properties.

                           (ii) Seller is not in default, and, to the knowledge
of Seller no facts or circumstances have occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any of the Assumed Leases and the assignment by Seller to Buyer of the Assumed Leases will not adversely affect Buyer's quiet enjoyment and use, without disturbance, of the Leased Properties or of the personal properties or assets that are the subject of the Personal Property Leases (the "Leased Personal Property"). None of the Assumed Leases contains any provisions which, after the date hereof, would (A) hinder or prevent Buyer from continuing to use any of the Leased Properties or Leased Personal Property in the manner in which they are currently used, or (B) impose any additional costs (other than scheduled increases) or burdensome requirements as a condition to their continued use which are not currently in effect. Except as otherwise set forth in Schedule 1.1(i) hereto, none of the Purchased Assets are held under, or used by Seller in connection with the Business pursuant to, any lease or conditional sales contract.

                  (c) Accounts Receivable. Seller has delivered to Buyer (i) an accurate list, within five (5) business days before the date hereof, of all accounts and notes receivable of Seller, whether or not reflected in the September 30 Balance Sheet, and (ii) an aging of all such accounts and notes receivable showing amounts due in 30-day aging categories. The accounts and notes receivable on such listing, or that have arisen since the date thereof (collectively, the "Receivables") are attributable to the license or sale of goods or the provision of services by Seller in the ordinary course of the Business. Seller has not received any notice and does not know of any counterclaim or set-off with respect to any Receivables, or any facts or circumstances that would be the basis for any such counterclaim or set-off, which is not reflected or taken into account in the bad debt reserves set forth in the September 30 Balance Sheet. The Receivables included in the Purchased Assets are collectable and, within one hundred twenty (120) days of the date hereof, will have been collected, in full.

                  (d) Inventories. All the Inventory is of a quality and quantity usable, leasable or saleable in the ordinary course of the Business, except for obsolete items, slow-moving items, damaged items, used equipment, and materials at below standard quality, all of which have been written off or written down to net realizable value and the quantities of Inventory of Seller are not excessive in relation to the requirements of the Business.

                  (e) Title to and Adequacy of Purchased Assets. Except as disclosed on Schedule 4.5(e) hereto, Seller has, and on the Closing Date will convey and transfer to Buyer, good, complete and marketable title to all of the Purchased Assets, free and clear of all Liens and Encumbrances of any nature whatsoever. Except as set forth on Schedule 4.5(e), all of the Purchased Assets are in the exclusive possession and control of Seller and Seller has the unencumbered right to use, and to sell to Buyer in accordance with the terms and provisions of this Agreement, all of the Purchased Assets without interference from and free of the rights and claims of others. The Purchased Assets constitute all the assets, properties, rights, privileges and interests necessary for Buyer to own and operate the Business substantially in the same manner as it has been owned and operated by Seller.

         4.6 THE ASSIGNED CONTRACTS AND OTHER AGREEMENTS. Schedule 4.6 hereto contains an accurate and complete list of each contract, agreement, indenture, note, lease, or other instrument or commitment, written or oral, which relates to or affects or could affect any of the Purchased Assets,


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the Assumed Obligations or the Business or the consummation of the transactions contemplated by this Agreement (the "Material Contracts"). Accurate and complete copies of all of the Material Contracts have been furnished by Seller to Buyer. The Material Contracts include, without limitation, each of the Third Party Licenses (as hereinafter defined), Assigned Contracts and Assumed Leases and any other contract, agreement, license, instrument, commitment or understanding, written or oral, which:

                  (a) Provides for the sale, lease or rental of any products, goods or equipment or other assets or properties to or by Seller in connection with the Business (other than purchase orders issued or received by Seller in the ordinary course of the Business and consistent with past practices);

                  (b) Provides for the payment of monies to or by Seller in connection with the Business;

                  (c) Provides for the licensing by or to Seller, or the use or possession by Seller, of any trademarks, trade names, service marks, copyrights, software, know-how, patents or other intellectual property rights relating to the Business;

                  (d) Grants a security interest or permits or provides for the imposition of any other Lien or Encumbrance on, any of the Purchased Assets;

                  (e) Requires the consent of any third party to or would terminate as a result of the consummation by Seller of the transactions contemplated by this Agreement;

                  (f) Restricts or would restrict the conduct of any aspects of the Business or the use or disposition by Buyer after the date hereof of any of the Purchased Assets;

                  (g) Governs or relates to any of the Assumed Obligations or which evidences any other liability or obligation, whether for borrowed money or otherwise, that would be accelerated by reason of the consummation of the transactions contemplated hereby; or

                  (h) If terminated or breached would have a Material Adverse Effect on the Business.

Except for the Material Contracts, there is no contract, lease, license or other agreement, commitment or understanding that is material to the Business or the breach, termination or loss of which would have a Material Adverse Effect on the Business. Each of the Material Contracts is a valid and binding obligation of Seller and the other parties thereto, enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity relating to the availability of equitable remedies. There have not been any defaults by Seller or, to the best knowledge of Seller, defaults or any claims of default or claims of nonenforceability by the other party or parties under or with respect to any of Material Contracts which, individually or in the aggregate, would have a Material Adverse Effect on the Business, and, to the knowledge of Seller, there are no facts or conditions that have occurred or that are anticipated to occur which, with the passage of time or the giving of notice, would constitute a default by Seller, or to the best knowledge of Seller, by the other party or parties under any of the Material Contracts or would cause a creation or imposition of any Lien or Encumbrance upon any of the Purchased Assets or otherwise would have a Material Adverse Effect on the Business. None of the Material Contracts contains any provisions which, after the date hereof, would
(A) hinder or


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prevent Buyer from continuing to use any of the assets or property, tangible or intangible, that are the subject of the Material Contract in the manner in which they are currently used, or (B) impose any additional costs (other than scheduled price increases) or burdensome requirements as a condition to their continued use which are not currently in effect.

         4.7 INTELLECTUAL PROPERTY.

                  (a) Except as set forth on Schedule 4.7 hereto:

                           (i) Seller owns all right, title and interest in and
to all patents, patent applications, patent licenses, copyrights, copyright licenses, trademarks, trademark applications and trademark licenses, and other trade secrets, know-how or intellectual property rights (the "Intellectual Property") used in or necessary for, and as to Third Party Technology (as defined below) has sufficient rights necessary for, the conduct of the Business as presently conducted, and as conducted by Seller during the past twelve (12) months, free and clear of all Liens or Encumbrances (including, without limitation, any distribution rights and royalty rights) (including Third Party Technology, the "Seller Rights").

                           (ii) Solely as to Third Party Technology (as defined
below), the representations in Section 4.7 are limited to Seller's interest pursuant to the Third Party Licenses (as defined below), all of which are valid and enforceable and in full force and effect. "Third Party Licenses" means all licenses and other agreements with third parties relating to any Intellectual Property or products that Seller is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into Seller's products. "Third Party Technology" means all Intellectual Property and products owned by third parties and licensed pursuant to Third Party Licenses. Notwithstanding the foregoing, Third Party Technology shall not include any "off-the-shelf" software program if the use of such program by Seller is in accordance with any applicable shrink wrap license and no portion of such program is distributed or licensed by Seller to third parties or incorporated into products distributed by Seller or licensed to third parties.

                  (b) Except as set forth in Schedule 4.7, Seller has the exclusive right to use, sell, license and dispose of, and has the right to bring actions for infringement of, all Seller Rights, other than Third Party Technology.

                  (c) Seller and its Affiliates do not own or license any patents or patent applications not included in the Seller Rights which would be infringed by the continued operation by Buyer of the Business in the manner and to the extent conducted by Seller within the past twelve (12) months. All patents and patent applications included in the Seller Rights are valid and in full force and effect and Seller is unaware of any publications or activities, including, without limitation, patents, articles, and public uses or sales, by it or others, which would or might invalidate any claim(s) of any patent or patent application included in the Seller Rights. Seller has not conducted, nor has it commissioned the conducting of, any formal or informal infringement or validity studies regarding any trademark, patent or patent application included in Seller Rights that it has not disclosed in writing to Buyer prior to the date hereof.

                  (d) All of Seller's copyright registrations related to any and all of Seller's copyrights relating to the Seller's products are valid and in full force and effect. If the copyright has not been registered, then it is not part of the foregoing representation. To the best knowledge of Seller, Seller has valid copyrights in all material copyrightable material used in connection with the

Business whether or not registered with the U.S. Copyright Office. Consummation of the transactions contemplated hereby will not, to the best knowledge of Seller, alter or impair the validity of any such copyrights or copyright registrations.

                  (e) No claims have been asserted against Seller by any person challenging Seller's conduct of the Business (including, without limitation, the practice of the Third Party Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). There is no valid basis for any claim of the type specified in this Section 4.7(e).

                  (f) The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not (i) breach, violate or conflict with any instrument, agreement or other right governing any Seller Right or portion thereof, (ii) cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any Seller Right or portion thereof,
(iii) in any way impair the right of Buyer to use (including distribute, manufacture, marketing, license, sale or other disposition) any Seller Right or portion thereof, and to conduct the Business as presently conducted, or (iv) give rise to any right to bring any action for infringement of, any Seller Right or any portion thereof.

                  (g) Except as set forth on Schedule 4.7, there are no royalties, honoraria, fees or other payments that would be payable by Seller or Buyer to any person by reason of (i) the operation of the Business by Buyer in the manner conducted by Seller, or (ii) the ownership or use by Seller or Buyer of any Seller Right.

                  (h) Seller's conduct of the Business (including distribution, manufacture, marketing, license or sale) does not violate any right of any third party, including, without limitation, (i) infringement of or misappropriation of Intellectual Property, (ii) unfair competition, (iii) defamation, (iv) contractual rights, or (v) rights of privacy or publicity, and there is no reason known to Seller that Buyer's conduct of the Business will give rise to any such violation.

                  (i) To the best knowledge of Seller, no third party is violating, infringing, or misappropriating any Seller Right or contract of Seller.

                  (j) To the best knowledge of Seller, no party to any contract, commitment or restriction relating to any Seller Right, including any Third Party License, intends to cancel, withdraw, modify or amend such contract.

                  (k) No Seller shareholder, employee or contractor, nor any of their respective affiliates, has any right, title or interest in or to any Seller Right.

                  (l) Except as set forth in Schedule 4.7: (i) Seller has not granted to any third party any rights of any kind with respect to any of the Seller Rights (other than the right of end-users to use the products of the Business), and (ii) Seller has not granted any third party any right to market any product utilizing any Seller Right under any "private label" arrangements.

                  (m) All processes, designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any Seller Rights, other than Third Party Technology, at any stage of their development were written, developed and created solely and exclusively by employees of Seller without the assistance of any third party or entity.

                  (n) To the best knowledge of Seller, no employee of Seller is in violation of any term of any employment contract, invention disclosure agreement or any other contract or agreement relating to the Business. The carrying on of the Business as employees by such persons will not conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such persons is obligated; provided that, solely as the foregoing representation relates to any agreement between an employee and any party other than Seller, such representation is limited to Seller's best knowledge.

         4.8 CONFLICTS. Except as described on Schedule 4.8 hereto, neither the execution and delivery of, nor the consummation of the transactions contemplated by, this Agreement, the Non-Competition Agreement, the Bill of Sale or the Escrow Agreement will result in any of the following:

                  (a) A default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the Articles of Incorporation, bylaws or other governing instruments of Seller, or any Material Contract;

                  (b) The right to terminate any Material Contract, or the acceleration of the maturity of any indebtedness or other obligation of Seller relating to the Business;

                  (c) The creation or imposition of any Lien or Encumbrance on any of the Purchased Assets;

                  (d) The violation or breach of any writ, injunction or decree that is now applicable to or binding on Seller or any of its properties or any of the Purchased Assets or the Business;

                  (e) A loss or adverse modification of any license, franchise, permit or other authorization or right (contractual or other) to operate the Business, granted to or otherwise held by Seller or used in the Business, which would have a Material Adverse Effect on the Business, Seller or Buyer;

                  (f) The right to cease or terminate any other business relationship or arrangement between Seller and any third party that would have a Material Adverse Effect on the Business, Seller or Buyer; or

                  (g) Any other consequence that would have or reasonably could be expected to have a Material Adverse Effect on the Business, Seller or Buyer.

         4.9 CUSTOMERS AND SUPPLIERS. Schedule 4.9 attached hereto contains correct and current lists of (a) Seller's ten (10) largest customers in connection with the Business, in the nine (9) month period ended September 30, 2000, showing the approximate aggregate dollar amount of revenues from each such customer during such period and the nature of the products or sold and the nature of the services rendered to each of them that accounted for such revenues; and (b) the ten (10) largest suppliers in terms of purchases made by Seller in connection with the Business during the nine (9) month period ended September 30, 2000, showing the approximate aggregate dollar amounts of purchases by Seller from each such supplier during that period. Seller has no information nor is aware that any of the customers or suppliers listed in Schedule 4.9 intends to cease, or of any event or circumstance that has occurred during the past twelve
(12) months which might reasonably be expected to cause or lead any such customer or supplier to cease doing business with Seller or Buyer, or alter materially the amount of the business that any of them is presently doing with Seller, or will require, as a condition to the continuation of its business relationship with Buyer, a change in the prices or rents at or any other material terms under which any of such customers has been doing business with Seller.

         4.10 PRODUCT WARRANTIES AND LIABILITIES. Schedule 4.10 attached hereto sets forth the product return policies (the "Return Policies") of, and all Warranties (as hereinafter defined) given or made by Seller relating to the Business. "Warranties" shall mean all obligations to service, repair, replace, credit, refund and other obligations based upon or arising out of express and implied warranties made or deemed made in connection with the sale of goods or the performance of services by Seller. Seller has not extended or granted any return rights or given or made any Warranties with respect to any products licensed or sold or services performed by it, except for those set forth in
Schedule 4.10. To the extent relating to the Business, none of the customers of Seller, the distributors of Seller's products, or end-users have claimed to Seller or, to the best knowledge of Seller, to a distributor of Seller's products, that the products are defective. Seller knows of no products relating to the Business which have been shipped by Seller in a condition that such products might reasonably be expected to be returned by the customers, or of any intention on the part of any customer to return any of Seller's products, except returns made in the ordinary course of the Business and consistent with the Return Policies and which, in any event, are not, and are not expected to become, material in amount. Except as otherwise set forth in Schedule 4.10, Seller has no knowledge of any fact or of the occurrence of any event which might reasonably form the basis of any present or future claim against Seller, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any Return Policies or Warranties which would have, individually or in the aggregate, a Material Adverse Effect on the Business, and adequate reserves have been set aside in the September 30 Balance Sheet for claims relating to Warranties and product returns.

         4.11 INSURANCE. Schedule 4.11 contains an accurate list of all policies of fire, general liability, worker's compensation, errors and omissions, malpractice and other forms of insurance maintained by or on behalf of Seller in connection with the Business as protection for the Purchased Assets and the Business. Except as set forth in Schedule 4.11 hereto, all of such policies are now in full force and effect and policies covering the same risks and in substantially the same amounts have been in full force and effect continuously for the past two (2) years. Seller has not received any notice of cancellation or material amendment of any such policies; no coverage thereunder is being disputed; and all material claims thereunder have been filed in a timely fashion. Seller has furnished to Buyer a schedule of all insurance claims filed by Seller relating to or arising out of the Business within the past two (2) years and the disposition thereof. No such claims have been denied by any of Seller's insurers and Seller has not, to the best of its knowledge, failed to comply with the requirements of any insurance policies which would provide any insurers the right to deny any claim relating to or arising out of the Business.

         4.12 COMPLIANCE WITH LAW/PERMITS.

                  (a) Except as set forth in Schedule 4.12A hereto, Seller is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a Material Adverse

Effect on the Business or the Purchased Assets. Except as disclosed in Schedule 4.12A hereto, no unresolved (i) charges of violations of laws or regulations relating to the Business have been made or threatened, (ii) proceedings or investigations relating to the Business are pending or have been threatened, and
(iii) citations or notices of deficiency have been issued or have been threatened, against Seller relating to or arising out of the Business by any governmental authorities, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, any of the Purchased Assets or the Business; and, to the best knowledge of Seller, there are no facts or circumstances upon which any such charges, proceedings, investigations, or citations or deficiency notices, may be instituted, issued or brought hereafter.

                  (b) Schedule 4.12B contains a true, correct and complete list of all governmental licenses, permits, authorizations, franchises, or certificates or rights (contractual or other) relating to the Business, that are held by Seller (collectively, "Licenses and Permits"). All of such Licenses and Permits are in full force and effect at the date hereof. There is no other license, permit, authorization, franchise, certificate or right to operate the absence of which has had, or could reasonably be expected to have, a Material Adverse Effect on Buyer, any of the Purchased Assets or the Business. The Business is in compliance with the conditions and requirements imposed by or in connection with such Licenses and Permits. Seller has not received any notice, nor does Seller have any knowledge or reason to believe, that any governmental authority intends to cancel, terminate or modify any of such Licenses or Permits or that there are valid grounds for any such cancellation, termination or modification. Seller has delivered or made available to Buyer a true, correct and complete copy of the most recent safety inspection and quality assurance reports, prepared by any employees or consultants of Seller or by any governmental authorities relating to the Business or the products licensed or sold or the services rendered by Seller in the Business.

         4.13 TAXES AND TAX RETURNS. For purposes of this Agreement, (i) the term "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (ii) the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement (including, but not limited to, information returns or reports related to back-up withholding and any payments to third parties) relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof. Within the times and in the manner prescribed by law, Seller has filed all federal, state and local Tax returns and statements required by law and has paid, or will pay prior to the Closing, all taxes, assessments, interest and penalties due and payable as of the Closing Date or if due and payable thereafter, relating to periods prior to the Closing Date. Buyer shall have no liability or obligation whatsoever, and shall not incur any loss, expense or cost, and none of the Purchased Assets, or any assets of Buyer, shall be subjected to any Lien or Encumbrance, by reason of any Taxes arising out of
(x) the Business as conducted by Seller prior to the consummation of the sale hereunder of the Purchased Assets to Buyer or (y) any other operations or activities of Seller whether conducted prior to the date hereof or hereafter. Seller further represents and warrants that it is relying solely on its own accountants and advisors for advice as to the tax consequences to it of the transactions contemplated hereby. Seller has provided to Buyer copies of Seller's federal and state tax returns as filed for the last two (2) years.

         4.14 LITIGATION AND PROCEEDINGS. Except as set forth in Schedule 4.14, there is no action, suit, proceeding or investigation, or any counter or cross-claim in an action brought by or on behalf of Seller, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to the best knowledge of Seller, threatened, against Seller, which (i) could reasonably be expected to affect adversely Seller's ability to perform its obligations under this Agreement, the Non-Competition Agreement, the Bill of Sale or the Escrow Agreement or complete any of the transactions contemplated hereby or thereby, (ii) involves the possibility of any judgment or liability, or which may become a claim, against Buyer, the Business or the Purchased Assets, or (iii) could reasonably be expected to affect adversely Buyer's operation of the Business. Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller, any of the Purchased Assets or the Business that affects, involves, or relates to the Purchased Assets of the Business.

         4.15 ENVIRONMENTAL AND SAFETY MATTERS. Except as set forth in Schedule
4.15 Seller has complied with, and the operation of the Business and the use of the Purchased Assets are in compliance with, in all material respects, all federal, state, regional and local statutes, laws, ordinances, rules, regulations and orders relating to the protection of human health and safety, natural resources or the environment, including, but not limited to, air pollution, water pollution, noise control, on-site or off-site hazardous substance discharge, disposal or recovery, toxic or hazardous substances, training, information and warning provisions relating to toxic or hazardous substances, and employee safety relating to the Business or the Purchased Assets (collectively the "Environmental Laws"); and no notice of violation of any Environmental Laws or of any permit, license or other authorization relating thereto has been received or threatened against Seller, and to the best knowledge of Seller, is there any factual basis for the giving of any such notice. Except as set forth in Schedule 4.15, no underground or above-ground storage tanks or surface impoundments are located on any of the real properties that are used, operated or leased by Seller relating to the Business and (i) except in compliance with applicable Environmental Laws and any licenses or permits relating thereto, there has been no generation, use, treatment, storage, transfer, disposal, release or threatened release in, at, under, from, to or into, or on such properties of toxic or hazardous substances during the occupancy thereof by Seller or, to the best knowledge of Seller, prior to such occupancy, and (ii) in no event has there been any generation, use, treatment, storage, transfer, disposal, release or threatened release in, at, under, from, to or into, or on such properties of toxic or hazardous substances that has resulted in or is reasonably likely to result in a Material Adverse Effect on the Business, any of the Purchased Assets or on Buyer. Seller has not received any notice or claim to the effect that Seller or the Business is or may be liable to any governmental authority or private party as a result of the release or threatened release of any toxic or hazardous substances in connection with the conduct or operation of the Business, and none of the operations of the Business or Seller and none of the Purchased Assets is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or a threatened release of any toxic or hazardous substances at any of the Leased Properties or any other real properties leased, used or operated by Seller in connection with the Business or any other operations or activities of Seller. Seller has not, in connection with the conduct or operation of the Business, disposed, or had disposed of on its behalf, toxic or hazardous substances at any site other than a federal and state licensed hazardous waste treatment, storage and disposal facility and, to the best knowledge of Seller, each such facility is not currently listed, or threatened to be listed, on any state or federal "superfund" list. For the purposes of this Section 4.15, "toxic or hazardous substances" shall include any material, substance or waste that, because of its quantity, concentration or physical or chemical characteristics, is deemed under any federal, state, local or regional statute, law, ordinance, regulation or order, or by any governmental agency pursuant thereto, to pose a present or potential hazard to human health or safety or the environment, including, but not limited to, (i) any material, waste or substance which is defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C.
Section 9601, et seq.), as amended, and its related state and local counterparts, (ii) asbestos and asbestos containing materials and polychlorinated biphenyls, and (iii) any petroleum hydrocarbon including oil, gasoline (refined and unrefined) and their respective constituents and any wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy.

         4.16 OPERATIONAL RESTRICTIONS. The Business is not subject to (i) any restrictions under any applicable laws or regulations or (ii) any charter or other corporate or contractual restriction or (iii) any judgment, order, writ, injunction, decree, or order, which has had or could reasonably be expected to have a Material Adverse Effect on Buyer, any of the Purchased Assets or the Business. Seller does not know of any facts, circumstances or events which has had, or with the passage of time may have, a Material Adverse Effect on Buyer, any of the Purchased Assets or on the Business.

         4.17 NO BROKER. Seller has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement. Seller shall pay, and shall indemnify, hold harmless and defend Buyer from and against, all commissions, finder's and other fees and expenses charged or asserted by any agent, finder or broker, by reason of any such retention or use of the services of any such agent, finder or broker by Seller.

         4.18 REPRESENTATIONS AND WARRANTIES OF SELLER. The representations and warranties of Seller contained herein, and the disclosures contained in Seller's Disclosure Schedules do not contain any statement of a material fact that was untrue when made or omits any information necessary to make any such statement contained therein, in light of the circumstances under which such statement was made, not misleading.

         4.19 FOOD AND DRUG. Without limitation of Section 4.12, except as set forth on Schedule 4.19, Seller has been, and the Business has been conducted, in compliance in all material respects with the Food, Drug and Cosmetic Act, as amended (the "Act"), and all regulations promulgated thereunder by the United States Food and Drug Administration ("FDA"). Without limitation of the foregoing representation and warranty, Seller further represents and warrants as follows:

                  (a) It has properly made all FDA filings under the Act for all products commercially distributed or introduced into interstate commerce for commercial distribution by Seller which require the filing of such notices.

                  (b) Seller has been at all times and is in material compliance with all applicable FDA good manufacturing practices.

                  (c) Seller is registered with the FDA, to the extent such registration is required by FDA regulations, and all of Seller's medical devices are listed with the FDA, to the extent such listing is required by FDA regulations.

                  (d) Seller has investigational device exemptions for all products requiring such exemptions, and such products have not been and are not being sold or distributed outside the terms of such investigational device exemptions.

5.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer hereby makes the following representations and warranties set forth hereinafter in this Section 5 to Seller:

         5.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 CORPORATE POWER. Buyer has the full corporate power and authority to execute and deliver and to enter into and perform its obligations under this Agreement, the Non-Competition Agreement, the Bill of Sale and the Escrow Agreement, and the consummation by Buyer of its obligations contained herein and therein have been duly authorized by all necessary corporate actions of Buyer and such agreements have been duly executed and authorized by Buyer.

         5.3 NECESSARY ACTIONS; BINDING EFFECT. Buyer has taken all corporate action necessary to authorize the execution and delivery of, and the performance of its obligations under this Agreement, the Non-Competition Agreement, the Bill of Sale and the Escrow Agreement. This Agreement constitutes, and upon the execution and delivery of the Non-Competition Agreement, the Bill of Sale and the Escrow Agreement, will constitute, valid obligations of Buyer that are legally binding on and enforceable against Buyer in accordance with their respective terms, except (in each case) as such enforceability may be limited by
(i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights, and (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreements are sought to be enforced in a proceeding at law or in equity).

         5.4 NO CONFLICTS. Neither the execution and delivery nor the performance of this Agreement, the Non-Competition Agreement, the Bill of Sale nor the Escrow Agreement by Buyer will result in any of the following: (i) a default or an event that, with notice or lapse of time, or both, would constitute a default, breach or violation of the Certificate of Incorporation or Bylaws of Buyer, any contract, lease, license, franchise, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, security or pledge agreement, or other agreement, instrument or arrangement to which Buyer is a party or is subject and which is material to Buyer and its subsidiaries considered as a whole (a "Material Buyer Contract"); (ii) the termination of any Material Buyer Contract or the acceleration of the maturity of any indebtedness or other monetary obligation of Buyer that is material in amount when considered in relation to Buyer and its subsidiaries taken as a whole; or (iii) a violation or breach of any writ, injunction or decree of any court or governmental instrumentality to which the Buyer is a party or by which any of its properties is bound or any laws or regulations applicable to Buyer, where the violation would have a Material Adverse Effect on Buyer.

         5.5 BROKER. Buyer has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement other than Bay City Capital BD LLC. Buyer shall pay, and shall indemnify, hold harmless and defend Seller from and against all commissions, finder's and other fees and expenses charged or asserted by any agent, finder or broker, by reason of any such retention or use of the services of any agent, finder or broker by Buyer, including Bay City Capital BD LLC.

         5.6 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer do not contain any statement of a material fact that was untrue when made or omits any information necessary to make any statement of material contained therein, in light of the circumstances under which such statement was made, not misleading. Buyer has not made any representations or warranties to Seller with respect to the federal, state or local income or other tax consequences to Seller of the consummation by them of the transactions contemplated hereby.

6.       CONDUCT OF BUSINESS PENDING THE CLOSING.

         Between the date hereof and the Closing, and except as otherwise consented to by Buyer in writing, Seller covenants as follows:

         6.1 ACCESS. Seller shall give to Buyer and its representatives, from and after the date of execution of this Agreement, on prior reasonable request therefor from Buyer or such representatives, such access to the premises, employees, agents and consultants of Seller, and such copies of the Financial Statements, books and records, and contracts and leases and other documentation, so as to enable Buyer to inspect and evaluate all aspects of the Business and operations, assets, operating results, financial condition, capitalization, ownership, and legal affairs relating to the Business. Buyer agrees to conduct its review, and to cause its representatives to conduct their review, in a manner designed to minimize any disruption of the Business. Buyer further agrees that its representatives will enter into confidentiality agreements in a form reasonably satisfactory to Seller prior to accessing any such information pursuant to this Section 6.1, if so requested by Seller.

         6.2 CONDUCT OF SELLER'S BUSINESS. From the date of this Agreement and until the Closing or termination of this Agreement, whichever first occurs, Seller operate and conduct the Business diligently and only in the ordinary course, consistent with past practices. In furtherance thereof, unless Buyer's prior consent to do otherwise is obtained (which consent shall not be unreasonably withheld or delayed), Seller shall:

                  (a) Organization. Use its best efforts to preserve intact its organization and use its reasonable efforts to retain all of its employees involved in the Business and the services of all vendors, suppliers, agents and consultants to Seller, commensurate with the requirements of the Business;

                  (b) Insurance. Maintain insurance, including liability and errors and omissions insurance, consistent with past practices and, unless comparable insurance is substituted therefor or is not generally available to the Business, not take any action to terminate or modify, or permit the lapse or termination of, the present insurance policies and coverages of Seller as set forth in Schedule 4.11 hereto;

                  (c) Lawsuits, Claims.

                           (i) Promptly notify Buyer of any lawsuit or other
legal proceeding that is commenced, or that is threatened, in writing, against Seller and that (a) relates to or arises out of the Business and, if adversely determined against Seller, would be expected to have a Material Adverse Effect on the Business, or (b) relates to any of the Purchased Assets or any of the transactions contemplated by this Agreement; and

                           (ii) Not settle any action or proceeding on terms
that are expected to have a Material Adverse Effect on the Business, not release, settle, compromise or relinquish any claims, causes of action or rights involving more than $5,000 individually or $10,000 in the aggregate which

Seller may have against any other persons relating to the Business, including, without limitation, claims or rights to reimbursement or payment for services rendered by Seller;

                  (d) Certain Changes. Not encumber or place any liens or security interests on any of the Purchased Assets, other than (i) liens or security interests in existence on the date hereof, (ii) statutory liens to secure taxes that are not yet due and payable, and (iii) purchase money security interests in connection with the acquisition of equipment in the ordinary course of the Business consistent with past practices;

                  (e) Condition of Assets. Maintain in good working order and condition, ordinary wear and tear excepted, all of the Purchased Assets;

                  (f) Agreements.

                           (i) Use its best efforts to observe and perform all
of its obligations in the Material Contracts;

                           (ii) Except as required by any existing contracts or
agreements, not enter into any new agreement that would constitute a Material Contract or amend any Material Contract, or incur any new monetary obligation involving more than $5,000 individually or $10,000 in the aggregate, other than monetary obligations that are incurred in the ordinary course of the Business consistent with past practices;

                           (iii) Promptly notify Buyer in writing of the
occurrence of any breach or default of any Material Contract;

                           (iv) Not encourage or incentivize any employee
involved in the Business to leave their current position or alter their responsibilities with Seller; and

                           (v) Not terminate any manager involved in the
Business without giving Buyer reasonable notice.

                  (g) Consents; Compliance with Laws to the Extent Related to the Business:

                           (i) Use its best efforts to obtain and maintain all
consents, assignments or approvals of, and licenses, permits and franchises and rights to operate the Business granted by, governmental authorities;

                           (ii) Not take any action which would be expected to
result in a violation of or in the noncompliance with any laws or regulations applicable to the Business;

                           (iii) Cooperate with Buyer and render to Buyer such
assistance as Buyer may reasonably request, at Buyer's sole expense, in obtaining such governmental approvals; and

                  (h) Taxes. Pay, when due, and prior to the imposition or assessment of any interest, penalties or liens by reason of the nonpayment of, all Taxes (as defined in Section 4.13 hereof), due or assessed against it, except for any Taxes being contested in good faith and for which reserves have been established by Seller.

7.       OBLIGATIONS SURVIVING THE DATE OF THIS AGREEMENT AND THE CLOSING.

         7.1 PAYMENT OF SECURED OBLIGATIONS AND TERMINATION OF LIENS AND ENCUMBRANCES. Seller hereby covenants that Seller shall have arranged to pay, at the Closing, all of the indebtedness or other obligations listed on Schedule 7.1 (the "Secured Obligations") and for the holders of the Secured Obligations to deliver, in exchange for such payment, (i) UCC Termination Statements or such other instruments and documents as the Buyer may reasonably request to effectuate the removal and termination of any Liens and Encumbrances affecting any of the Purchased Assets and evidence the release by such holders of any claims they may have against the Purchased Assets or the Business, and (ii) such documents as the Buyer may reasonably request to evidence the payment of such Secured Obligations. If it is determined at any time hereafter that Seller failed to remove or cause to be removed, without liability or cost or expense to Buyer and without the disposition or diminution in the value of any of the Purchased Assets, any Lien or Encumbrance on any of the Purchased Assets that was in existence on or prior to the Closing Date, or if any Lien or Encumbrance is imposed or placed on any of the Purchased Assets (or any replacements thereof) after the Closing Date as a result of any act or omission of Seller, occurring on, prior to or after the Closing Date, then, without limiting any other right or remedy the Buyer may have, Seller shall, cause such Lien or Encumbrance to be removed at no expense or liability to Buyer, and without any reduction or disposition of any of the Purchased Assets.

         7.2 FURTHER ASSURANCES. Each party hereto shall execute and deliver after the date hereof such instruments and take such other actions as the other party may reasonably request in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

         7.3 EXPENSES. Each party shall pay all of its respective costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in carrying out and closing the transactions contemplated by this Agreement whether or not this Agreement or the transactions contemplated hereby are ever consummated.

         7.4 TAXES. Seller shall pay all Taxes of any kind or nature arising from the conduct or operation of the Business up to the Closing Date and the conduct or operation by Seller, prior to or after the Closing Date, of any other business or business activities operations of Seller. If any taxes required under this Section 7.4 to be borne by Seller are assessed against Buyer or any of the Purchased Assets, Buyer shall notify Seller in writing promptly thereafter and Seller shall be entitled to contest, in good faith, such assessment or charge so long as such assessment does not adversely affect Buyer or the Purchased Assets or the Business. Notwithstanding the foregoing, Buyer may (but shall not be obligated to) pay any such Taxes assessed against it, the Business or any of the Purchased Assets, but which are payable by Seller pursuant hereto, if Buyer's failure to do so, in the judgment of Buyer, could result in the imposition of a Lien or Encumbrance on any of the Purchased Assets or any other assets of Buyer or would constitute a violation of any agreement to which Buyer is subject, or if Seller fails to contest such assessment or charge diligently and in good faith. If Buyer pays any Taxes which pursuant hereto are required to be borne by Seller, Buyer shall be entitled to reimbursement thereof from Seller on demand or from the Escrow Amount.

         7.5 USE OF NAMES. Seller covenants and agrees that, following the Closing Date, Seller shall not make any use of the names or marks "Synthetic Genetics", "NoMutants" or any variations thereof, or any of the names set forth on the attached Schedule 1.1(e).

         7.6 ACCOUNTS AND NOTES RECEIVABLE COLLECTIONS. In the event Seller receives any payment after the Closing Date in respect of any accounts or notes receivable included in the Purchased Assets, Seller shall promptly deliver such payment, or the instrument of payment, with proper endorsements or assignments, to Buyer. Seller further agrees to cooperate with Buyer in notifying account obligors of the transfer of such accounts and notes receivable and instructing them to make all payments in respect thereof following the Closing Date to Buyer.

         7.7 FINANCIAL BOOKS AND RECORDS. For a period of five (5) years hereafter, Buyer shall provide Seller and its auditors with access during normal business hours to any books or records relating to the Business, as it was conducted prior to the Closing Date, or the Purchased Assets, which Seller may need to file tax returns or other filings or to defend litigation, filed prior or subsequent to the Closing Date, which relate to periods prior to the Closing Date. Without limitation of the foregoing, Seller acknowledges that Buyer will require, at Buyer's cost, audited financial statements of the Business for the two years ended December 31, 1999, and December 31, 2000. Seller agrees to cooperate, and cause its agents, attorneys and auditors to cooperate with Buyer and its agents, attorneys and auditors to complete such audit with respect to the two years ended December 31, 1999, within forty-five (45) days of the Closing, and with respect to the year ending December 31, 2000, by March 1, 2000, Seller represents and warrants that the financial records of the Business are sufficient to complete such audits.

         7.8 BUYER FACILITIES LICENSE.

                  (a) GRANT OF RIGHT TO USE BUYER FACILITIES. Buyer hereby grants to Seller a non-exclusive right to enter and use the following portions of the premises located at 3347 Industrial Court, Suite A, San Diego, California 92121 (the "Buyer Facilities") at any time, until January 31, 2000, in the manner hereinafter described: (i) the offices currently occupied by Ben Thornton, Ashley Birkett and Bryan Torrey , (ii) one bench designated by Buyer in the front research area of the premises, and (iii) the common lunch room and conference room areas of the premises; and in each case solely for the conduct of the vaccine business of Seller, including but not limited to research and development and related activities, provided that such use will not include any manufacturing operations or any activities for which the Buyer Facilities do not have a required license or permit (the "Buyer Facilities License").

                  (b) RESTRICTIONS ON USE. Seller shall conduct its operation in the Buyer Facilities in accordance with all applicable laws and regulations, including, without limitation, any such laws and regulations governing the use and disposal of hazardous substances. Seller shall also comply with all reasonable rules and regulations regarding the use of the Buyer Facilities that Buyer may from time to time impose. Seller acknowledges that employees and agents of Buyer may, from time to time, inspect the portion of the Buyer Facilities being used by Seller for compliance with these restrictions or for any other reason. Seller may from time to time permit others with business relations with Seller to enter the premises. Seller acknowledges that Buyer may restrict access to certain portions of its premises.

                  (c) CONDITION AND MAINTENANCE OF BUYER FACILITIES. Seller accepts the use of the Buyer Facilities on an "as is" condition. Buyer expressly disclaims any warranty or representation with regard to the condition, safety, security or suitability of the Buyer Facilities for Seller's intended use. Seller shall maintain the portion of the Buyer Facilities used hereunder in a neat, clean, orderly and safe condition and shall be responsible for any damage done in or to these Buyer Facilities caused by Seller. Upon termination of its use of the Buyer Facilities, Seller shall peaceably surrender and quit the Buyer Facilities in good order, condition and repair, reasonable wear and tear accepted and, shall remove all of its personal property from the Facility.

                  (d) TERMINATION OF BUYER FACILITIES LICENSE. Buyer shall have the right to terminate this Buyer Facilities License immediately upon the material breach of any of its terms by Seller.

                  (e) ASSIGNMENT OR SUBLICENSE. Neither this Buyer Facilities License nor any of the rights granted hereby, in whole or in part, shall be assignable or transferable or sublicensed by Seller without the prior written consent of Buyer, which may be withheld for any reason, and any attempted assignment, transfer or sublicense in violation hereof shall be void, except that the Buyer Facilities License may be transferred to ICC, LLC, a California limited liability company and Affiliate of Seller.

                  (f) RELATIONSHIP. Nothing in this Buyer Facilities License or to be done pursuant to its terms and conditions is intended to, or shall, create a partnership, joint venture or principal-agent relationship, between the parties hereto. Neither party hereto shall have any right or authority to create any obligation, warranty, representation or responsibility, express or implied, on behalf of the other party, nor to bind the other party in any manner whatsoever, insofar as third parties are concerned. Unless otherwise provided in a separate agreement, Buyer shall have no interest in the result of Seller's activities in the Buyer Facilities.

                  (g) CONFIDENTIALITY. Seller acknowledges that during the course of its use of the Buyer Facilities, it may learn of certain information concerning inventions, trade secrets, proprietary know-how and other proprietary and confidential information of Buyer. Buyer acknowledges that during the course of its use of the Buyer Facilities, it may learn of certain information concerning inventions, trade secrets, proprietary know-how and other proprietary and confidential information of Seller. Each party agrees to hold all such proprietary information of the other party in confidence, not disclose it to others and not use the proprietary information commercially, or for any other purpose, except with the explicit written consent of the other party.

8.       SURVIVAL OF COVENANTS.

         The covenants of any party hereto that cannot be or are not fully performed by such party on or prior to the Closing Date shall survive the Closing until fully and finally performed, subject to the limitations set forth in Section 13.4 of this Agreement.

9.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER.

         The obligation of the Buyer to consummate the purchase of the Purchased Assets from Seller shall be subject to the fulfillment, or the waiver by the Buyer, at or prior to the Closing, of each of the following conditions precedent:

         9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller in this Agreement or in Seller's Disclosure Schedules hereto shall have been true and correct on the date hereof, and shall also be true and correct at and as of the Closing Date with the same force and effect as if made again at and as of that time.

         9.2 ABSENCE OF MATERIAL LITIGATION. There shall be (i) no pending or threatened litigation (other than litigation which is determined by the parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against Seller or the Buyer, that seeks to enjoin the consummation of any of the transactions contemplated by this Agreement, (ii) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Purchased Assets hereunder and no proceedings pending which are reasonably likely to result in the issuance of such an order; and
(iii) no pending or threatened litigation, which has had or is expected to have a Material Adverse Effect on the Business or the Purchased Assets.

         9.3 PERFORMANCE OF OBLIGATIONS. Seller shall have performed and complied with all of the covenants required by this Agreement to have been performed prior to the Closing.

         9.4 NO MATERIAL ADVERSE CHANGE. Since September 30, 2000, there shall not have been any change in or other event affecting the business or the condition (financial or other) or operating results of Seller that has had or is expected to have a Material Adverse Effect on the Business.

         9.5 CERTIFICATES. Receipt of a certificate executed by an executive officer of Seller, dated as of the Closing Date and reasonably satisfactory in form and substance to Buyer, certifying that (i) each of the representations and warranties of Seller contained herein was true and correct when made and is true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date, (ii) Seller has performed and complied with all of their covenants required to have been performed or complied with by it pursuant hereto on or prior to the Closing Date, and (iii) all of the conditions precedent to Buyer's obligations the satisfaction of which was the responsibility of Seller have been satisfied, except to the extent waived by Buyer.

         9.6 DELIVERY OF ADDITIONAL INSTRUMENTS. On the Closing Date, unless waived in writing by Buyer, Seller shall deliver, or cause to be delivered to Buyer, the following documents and instruments, in form and substance satisfactory to Buyer and its counsel:

                  (a) The Bill of Sale and Assumption Agreement in the form of Exhibit D hereto, duly executed by Seller (the "Bill of Sale");

                  (b) Evidence of the receipt of all third party consents necessary to enable Seller to consummate the transactions contemplated herein and the Licenses and Permits referenced in Section 4.12(b) hereof;

                  (c) UCC Termination Statements, and such instruments and other documents as Buyer may reasonably request, from all persons holding any security interests or other Liens or Encumbrances or any other adverse interests in or on any of the Purchased Assets, terminating and discharging all of such security interests and Liens and Encumbrances;

                  (d) The Non-Competition Agreement, and the Escrow Agreement, duly executed by Seller;

                  (e) All checks and other negotiable instruments in the possession of Seller evidencing or constituting payment of any accounts or notes receivable or other amounts included in the Purchased Assets, endorsed for payment to Buyer;

                  (f) A legal opinion, substantially in the form attached hereto as Exhibit E, of Procopio, Cory, Hargraves & Savitch, LLP, counsel to Seller;

                  (g) A good standing certificate, dated as of a date that is not more than 10 days prior to the Closing Date, from the Secretary of State of California; and

                  (h) Such other documents and instruments as Buyer or Buyer's counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

         9.7 OFFERS OF EMPLOYMENT. On or before the Closing Date, each of the employees of Seller designated on Schedule 9.7 hereto shall have accepted Buyer's offers of employment, made in good faith by Buyer.

         9.8 DUE DILIGENCE. The results of Buyer's business, legal and accounting due diligence with respect to the Business shall have revealed no material adverse change from the financial, business and legal condition of the Business reflected in this Agreement.

         9.9 CONTINUITY OF BUSINESS. Upon the consummation of the transactions contemplated by this Agreement, Buyer (a) will not be hindered or prevented from continuing to use any of the assets or property, tangible or intangible, that are the subject of a Material Contract in the manner in which they are currently used; (b) Buyer will not be subject to any additional costs (other than scheduled price increases) or burdensome requirements as a condition to the continued use of such assets or property which are not currently in effect; and
(c) all agreements with material customers, distributors, and suppliers, including without limitation, those set forth on Schedule 4.9 (each a "Business Partner"), shall have been assigned to Buyer as of the Closing Date and shall continue in full force and effect after the assignment of such agreements to Buyer.

10.      CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

         The obligation of Seller to consummate the sale of the Purchased Assets to Buyer shall be subject to the fulfillment, or the waiver by Seller, at or prior to the Closing, of each of the following conditions precedent:

         10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Buyer in this Agreement hereto shall have been true and correct on the date hereof, and also at and as of the Closing Date with the same force and effect as if made again at and as of that time.

         10.2 ABSENCE OF MATERIAL LITIGATION. There shall be (i) no pending or threatened litigation (other than litigation which is determined by the parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against Seller or the Buyer that seeks to enjoin the consummation of any of the transactions contemplated by this Agreement, (ii) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Purchased Assets hereunder or any proceedings pending which are reasonably likely to result in the issuance of such an order; and
(iii) no other pending or threatened litigation, which has had or is expected to materially and adversely affect the ability of the parties to consummate the transactions contemplated hereby.

         10.3 PERFORMANCE OF OBLIGATIONS. Buyer shall have performed and complied with all of its covenants required by this Agreement to have been performed by it at or prior to the Closing.

         10.4 THIRD PARTY APPROVALS AND CONSENTS. Receipt of all approvals and consents of third parties (governmental or other) needed to have been obtained by the Closing Date to enable Seller to consummate the transactions contemplated in this Agreement and not thereby violate any contracts, writs, orders, laws or regulations.

         10.5 CERTIFICATES. Receipt from Buyer of a certificate, dated as of the Closing Date and signed by an executive officer of Buyer, certifying that (i) each of its representations and warranties contained herein was true and correct when made and is true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date, and (ii) it has performed and complied with all agreements, obligations, covenants and conditions required to be performed or complied with by it pursuant hereto on or prior to the Closing Date, except as may be waived in writing by Seller.

         10.6 DELIVERY OF ADDITIONAL INSTRUMENTS. On the Closing Date, unless waived in writing by Seller, the Buyer shall deliver, or cause to be delivered to Seller, the following documents and instruments, in form and substance satisfactory to Seller and their counsel:

                  (a) The Non-Competition Agreement, the Bill of Sale and the Escrow Agreement, duly executed by Buyer;

                  (b) Good standing certificates, dated not more than 10 days prior to the Closing Date, from the Delaware Secretary of State for Buyer; and

                  (c) Such other documents and instruments as Seller or Seller's counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

11.      THE CLOSING.

         The consummation of the transactions contemplated hereby (the "Closing") shall take place at 6:00 p.m., local time, on November 15, 2000 at the offices of Buyer's counsel at 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, or at such other time, date and place as the parties may agree. The term "Closing Date," as used in this Agreement, shall mean the date on which such Closing takes place.

         11.1 CLOSING DELIVERIES OF SELLER. At the Closing, Seller shall deliver, or cause to be delivered to Buyer, the documents and instruments set forth in Section 9 above (the "Seller's Closing Deliveries"), in form and substance reasonably satisfactory to Buyer and its counsel.

         11.2 CLOSING DELIVERIES OF BUYER. At the Closing, Buyer shall deliver, or cause to be delivered, the Purchase Price to Seller and the documents and instruments set forth in Section 10 above ("Buyer's Closing Deliveries"), in form and substance reasonably satisfactory to Seller and its counsel.

12.      TERMINATION.

         12.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to the
Closing:

                  (a) By mutual written consent of Buyer and Seller;

                  (b) By the Buyer, if there has been a material breach by Seller of any of its respective material representations, warranties, agreements or covenants set forth herein, or a failure of any condition to which the obligations of the Buyer are subject; or

                  (c) By Seller, if there has been a material breach by the Buyer of any of its representations, warranties, agreements or covenants set forth herein, or a failure of any condition to which the obligations of Seller are subject.

         12.2 PROCEDURE UPON TERMINATION. In the event of termination of this Agreement by Buyer or Seller or by both Buyer and Seller pursuant to Section
12.1 hereof, written notice thereof shall forthwith be given to the other party or parties hereto and the transactions contemplated herein shall be abandoned without further action by Buyer or Seller. In addition, if this Agreement is terminated as provided herein:

                  (a) Each party will redeliver all documents, workpapers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

                  (b) All information of a confidential nature received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall continue to be subject to the provisions of Section 14 of this Agreement, which provisions shall survive any such termination.

                  (c) Upon any termination of this Agreement pursuant to this
Section 12, the respective obligations of the parties hereto under this Agreement shall terminate and no party shall have any liability whatsoever to any other party hereto by reason of such termination, irrespective of the cause of such termination, except as set forth in this Section 12 and Section 14 hereof, and provided however, that no such termination is a result of a breach shall relieve the breaching party of any liability for such breach.

13.      INDEMNIFICATION PROVISIONS.

         13.1 OBLIGATIONS OF SELLER. Seller hereby agrees that it will indemnify, hold harmless and defend Buyer and each of its directors, officers, stockholders, employees and agents and the respective successors and assigns of Buyer and such other persons (all of the foregoing, collectively, the "Indemnified Parties" or, individually, an "Indemnified Party"), from and against any and all Buyer Liabilities (as hereinafter defined) that arise from or are in connection with:

                  (a) Any breach of or inaccuracy in any of the representations or warranties of Seller contained in this Agreement or in the Seller's Disclosure Schedules or other documents contemplated hereby;

                  (b) Any breach or default by Seller of any of its covenants or agreements contained in this Agreement, including, without limitation, any of the covenants of Seller set forth in Section 2.2 with respect to the Retained Liabilities;

                  (c) Any claim, lawsuit, action or other proceeding that (i) is pending against Seller or to which the Business or any of the Purchased Assets is subject on the Closing Date, or (ii) is brought against Buyer or to which the Business or any of the Purchased Assets may become subject hereafter as a result of or arising from any acts or omissions of Seller that have occurred on or before the Closing Date or any acts or omissions of Seller that may occur after the Closing Date regarding the Business, and whether or not the bringing or assertion of any such claim, lawsuit, action or other proceeding constitutes a breach of Seller representations or warranties contained in the Agreement or is disclosed in Seller's Disclosure Schedules;

                  (d) Any violation of or non-compliance with any applicable laws or regulations applicable to Seller or the Business prior to the Closing, whether or not such violation or non-compliance constitutes a breach of the representations or warranties contained in Section 4.12 hereof or is disclosed in this Agreement or Seller's Disclosure Schedules;

                  (e) Any non-compliance with any and all Bulk Sales laws in connection with the transactions contemplated by this Agreement;

                  (f) The presence on or in or the discharge from any real properties owned or leased now or in the past by Seller of any toxic or hazardous substances (as defined in Section 4.15 above) that originated or took place prior to the Closing Date, whether or not the same constitutes a breach of the representations or warranties contained in Section 4.15 hereof or is disclosed in this Agreement or Seller's Disclosure Schedules hereto;

                  (g) The failure to have paid or to pay, when due, any Taxes that arose out of the operations of Seller or the consummation of the transactions contemplated by this Agreement or the failure to have filed, when due, any Tax Returns related to any such Taxes or any period up to the Closing Date, whether or not such failure constitutes a breach of the representations or warranties of Seller contained in Section 4.13 or is disclosed in this Agreement or Seller's Disclosure Schedules; and

                  (h) The return or exchange of any products sold by Seller that is made during the sixty (60) day period following the Closing Date.

                  "Buyer Liabilities," as used in this Agreement, shall mean:
(x) demands, claims, actions, suits, and any other legal or investigative proceedings brought against any or all of the Indemnified Parties, and any judgments rendered therein or settlements thereof, and (y) all liabilities, damages, losses, Taxes, costs and expenses, including, without limitation, credits, refunds or exchanges, and reasonable attorneys' fees, incurred by any of the Indemnified Parties, whether or not they have arisen from or were incurred in or as a result of any demand, claim, action, suit, assessment or other proceeding or any settlement or judgment.

         13.2 OBLIGATIONS OF BUYER. Buyer hereby agrees that it will indemnify, hold harmless and defend Seller and each of its directors, officers, stockholders, employees and agents and the respective successors and assigns of Seller and such other persons (all of the foregoing, collectively, the "Indemnified Parties" or, individually, an "Indemnified Party"), from and against any and all Seller Liabilities (as hereinafter defined) that arise from or are in connection with:

                  (a) Any breach of or inaccuracy in any of the representations or warranties of Buyer contained in this Agreement or other documents contemplated hereby; and

                  (b) Any breach or default by Buyer of any of its covenants or agreements contained in this Agreement, including, without limitation, any of the covenants of Buyer set forth in Section 2.1 with respect to the Assumed Obligations, including the failure to discharge those Assumed Obligations; and

                  (c) Any claim, lawsuit, action or other proceeding that (i) is pending against Buyer or to which the Business or any of the Purchased Assets is subject on the Closing Date, or (ii) is brought against Seller or to which the Business or any of the Purchased Assets may become subject hereafter as a result of or arising from any acts or omissions of Buyer that have occurred after the Closing Date or any acts or omissions of Buyer that may occur after the Closing Date regarding the Business.

         "Seller Liabilities," as used in this Agreement, shall mean: (x) demands, claims, actions, suits, and any other legal or investigative proceedings brought against any or all of the Indemnified Parties, and any judgments rendered therein or settlements thereof, and (y) all liabilities, damages, losses, Taxes, costs and expenses, including, without limitation, credits, refunds or exchanges, and reasonable attorneys' fees, incurred by any of the Indemnified Parties, whether or not they have arisen from or were incurred in or as a result of any demand, claim, action, suit, assessment or other proceeding or any settlement or judgment.

         13.3 LIMITATIONS ON OBLIGATIONS.

                  (a) In no event shall Seller have any obligation to indemnify the Indemnified Parties for or in respect of any of the Assumed Obligations identified in Schedule 2.1.

                  (b) Neither party shall be liable for any indemnity under this Agreement and this Section 13 in the event, and solely to the extent, the aggregate amount of such indemnity payments pursuant to this Agreement exceeds the sum of One Million Five Hundred Thousand Dollars ($1,500,000); provided, however, that notwithstanding the foregoing, such limitation shall not apply with respect to any indemnity of Seller for Assumed Obligations that arise from or are in connection with Seller's failure to pay any taxes in connection with Seller's conduct of the Business prior to the date hereof or any other Retained Liabilities.

                  (c) Seller shall not be liable for any indemnity under this Agreement and this Section 13 arising out of a breach of a representation or warranty by Seller of Section 4.7 of this Agreement to the extent any costs, obligations or liabilities are in excess of the costs, obligations or liabilities which would have been owed by Seller based upon the amount of sales or other business measures of the Business at the date of Closing

         13.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES.

                  (a) Any defense and/or indemnification obligation of Seller under Section 13.1 including any breach of the representations and warranties contained in Section 4 of this Agreement or in any certificates delivered by such party on the Closing Date pursuant to Section 9.5 hereof ("Seller Closing Certificates"), shall expire eighteen (18) months from the Closing Date; and

                  (b) Any defense and/or indemnification obligation of Buyer under Section 13.2, including any breach of the representations and warranties contained in Section 5 of this Agreement or in any certificates delivered by Buyer on the Closing Date pursuant to
Section 10.5 hereof ("Buyer Closing Certificates"), shall expire eighteen (18) months from the Closing Date.

         13.5 THIRD-PARTY CLAIMS. In the event of the assertion, in writing, of a third-party claim or dispute which, if adversely determined would entitle any of the Indemnified Parties to indemnification hereunder, Buyer or any other of the Indemnified Parties shall promptly notify Seller thereof in writing, provided, however, that any delay in providing or failure to provide such notification shall not affect the right of the Indemnified Parties to indemnification hereunder except to the extent Seller materially prejudiced by the delay or failure. Seller may elect, by written notice to Buyer, to assume and direct, at their sole expense, the defense of any such third-party claim, and may, at their sole expense, retain counsel in connection therewith, provided that such counsel is reasonably acceptable to Buyer. After the assumption of such defense by Seller with counsel reasonably acceptable to Buyer, and for so long as Seller conducts such defense on a diligent and timely basis, Seller shall not be responsible for the payment of legal fees incurred thereafter by the Indemnified Party or Parties (who may, however, continue to participate in the defense thereof with separate counsel); provided, however, that, Seller shall be responsible for paying the fees and expenses of one separate counsel for the Indemnified Parties in each jurisdiction in which any third-party claim is brought or is pending if counsel for such Indemnified Parties determines or advises that Seller and any of the Indemnified Parties have differing positions with respect to such third-party claim or dispute or that Seller, on the one hand, or any of the Indemnified Parties, on the other hand, have defenses not available to the other. If Seller fails to and until Seller does undertake the defense of any such third party claim or dispute in accordance with the provisions hereof, or if Seller discontinues the diligent and timely conduct thereof, any of the Indemnified Parties may undertake such defense with one separate counsel and Seller shall be responsible for reimbursing the Indemnified Parties for their legal fees and expenses in connection therewith as and when such legal fees and expenses are incurred by them. No party hereto may settle or compromise any such third-party claim or dispute without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, except that Buyer or any other of the Indemnified Parties may do so if Seller has not assumed the defense thereof in accordance with this Section 13.5 or Seller has not notified Buyer or any of the other Indemnified Parties that Seller is disputing, or has breached, its obligations hereunder to indemnify any of the Indemnified Parties with respect to such third-party claim.

         13.6 PROCEDURES APPLICABLE TO INDEMNIFICATION CLAIMS. To be effective, any claim for indemnification under this Section 13 by any of the Indemnified Parties must be made by a written notice (a "Notice of Claim") to Seller given in accordance with the provisions of Section 13.8 hereof. Upon receipt of a Notice of Claim, Seller shall have thirty (30) calendar days to contest its indemnification obligation with respect to such claim, or the amount thereof, by written notice to Buyer (a "Contest Notice"). Such Contest Notice shall specify the reasons or bases for the objection of Seller to the indemnification claim, and if the objection relates to the amount of the Buyer Liability asserted, such Contest Notice shall also set forth the amount, if any, which Seller believe is due the Indemnified Party or Parties. If a Contest Notice is not given to the Buyer within such 30-day period, the obligation of Seller to pay to the Indemnified Parties the amount of the Buyer Liability arising out of the matters set forth in the Notice of Claim shall be deemed established and accepted by Seller. If, on the other hand, Seller contests a Notice of Claim within such 30-day period, Buyer and the Seller shall thereafter attempt in good faith to resolve their dispute by agreement. If they are unable to so resolve their dispute within the thirty (30) days following the date the amount of the Buyer Liability has been established, such dispute shall be resolved by binding arbitration, as provided in subsection 16.8 below. The award of the arbitrator shall be final and binding on the parties and may be enforced in any court of competent jurisdiction. Upon final determination of the amount of the Buyer Liability that is the subject of an indemnification claim (whether such determination is the result of Seller's acceptance of or failure to contest a Notice of Claim, or of a resolution of any dispute with respect thereto by agreement of the parties or binding arbitration), such amount shall be paid, in cash by Seller to the Indemnified Party or Parties who have been determined to be entitled thereto within ten (10) business days of such final determination of the amount of the Buyer Liability due by Seller. Notwithstanding anything to the contrary contained elsewhere in this Section 13, if Seller is contesting only the amount of any Buyer Liability, then as a condition precedent to the effectiveness of any Contest Notice, Seller shall pay to Buyer concurrently with the delivery of such Contest Notice the portion of the Buyer Liability which they are not contesting. Any amount that becomes due hereunder and is not paid when due shall bear interest at a rate of ten percent (10%) per annum until paid.

         13.7 ESCROW. If any Buyer Liability has been established pursuant to
Section 13.6, Buyer shall be entitled to deduct from the Escrowed Amount all or part of the Buyer Liability.

         13.8 NOTICES. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given, (i) on the date of delivery if delivered in person; (ii) on the second business day after being sent by fax, provided that the successful transmission of the fax has been confirmed through a confirmation function sheet provided by the fax machine used for such transmission and a true and correct copy thereof is sent by first class mail to the party to which the fax was sent within one (1) business day thereafter; or (iii) on the third business day following the deposit thereof in the United States Mails, provided it is mailed by certified mail, return-receipt requested and postage prepaid and properly addressed, as set forth on Exhibit F hereto. Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified in Exhibit F hereto.

14.      CONFIDENTIALITY.

         14.1 CONFIDENTIALITY COVENANTS. Each party acknowledges that it may have access to various items of Confidential Information (as hereinafter defined) of the other in the course of investigations and negotiations prior to Closing. Each party who receives any Confidential Information (a "Receiving Party") from any other party hereto, (the "Disclosing Party"), may disclose any such Confidential Information to such party's employees, attorneys, accountants, financial advisors or agents or representatives that have a need to know such Confidential Information to facilitate or assist with the consummation of the transactions contemplated hereby (collectively, "Representatives"). Subject to the foregoing exception, and the exception hereinafter set forth in SubSection
14.2 below, (i) a Receiving Party shall keep, and shall cause its Representatives to keep, all Confidential Information received from a Disclosing Party hereunder strictly confidential and shall not disclose, and shall cause its Representatives not to disclose, any such Confidential Information to any third party; and (ii) any Receiving Party and its Representatives shall not make any uses of Confidential Information received from a Disclosing Party except to facilitate or assist with the consummation of the transactions contemplated hereby. Confidential Information shall include any business, financial, technical or other information, including, but not limited to, designs, drawings, know-how, trade secrets, business plans, forecasts, marketing plans or initiatives, customer, client and vendor lists, training materials developed by the Disclosing Party, information regarding the identities, qualifications and compensation being paid to key employees, information received from customers, vendors or clients with the expectation, whether explicit or implicit, that such information would be protected from disclosure or dissemination to third parties, and other information the value of which to the Disclosing Party is dependent on the non-disclosure of such information. Confidential Information shall not include information that, although disclosed or made available by a Disclosing Party or any of its Representatives to a Receiving Party or any of its Representatives, (i) can be obtained by persons not subject to confidentiality or use restrictions from public sources, including periodicals, government and industry publications and other media that is readily accessible to the public or competitors of the Disclosing Party, (ii) has been disclosed by the Disclosing Party or any of its Representatives to any unaffiliated third parties without the imposition of any restrictions or prohibitions on disclosure or use thereof and has been, as a result, disclosed by that third party to other third parties, or (iii) information that the Receiving Party can demonstrate was in its possession prior to its disclosure to the Receiving Party by the Disclosing Party or any of its Representatives, provided, however, that the Receiving Party had not obtained possession of such Confidential Information from any one that the Receiving Party knew or should have known was subject to restrictions on its right to disclose such information to the Receiving Party, either pursuant to an agreement or by reason of his position or relationship with the Disclosing Party.

         14.2 DISCLOSURE PURSUANT TO LEGAL PROCESS. If a Receiving Party is required by subpoena or other legal process, or by laws applicable to it, to disclose or produce any Confidential Information belonging to a Disclosing Party, then, the Receiving Party shall (i) provide the Disclosing Party prompt notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be produced so that Disclosing Party may seek an order to quash such subpoena or other legal process or an appropriate protective order or may elect to waive compliance with the provisions of this Section 14 as to any portion or all of such Confidential Information (ii) consult with the Disclosing Party as to the advisability of taking legally available steps to quash or narrow such request, and (iii) provide such reasonable cooperation as the Disclosing Party may request in connection with efforts by the Disclosing Party to quash the subpoena or other legal process or to obtain a protective order with respect to the Confidential Information being sought. If, in the absence of a protective order or the receipt of a waiver hereunder, a Receiving Party is nonetheless, in the opinion of its legal counsel, compelled to disclose or produce any such Confidential Information of the Disclosing Party to any tribunal legally authorized to request and entitled to receive such Confidential Information or to any government agency with which the Receiving Party is required by law to file any such Information or otherwise stand liable for contempt or suffer other censure or penalty or liability, the Disclosing Party may disclose or produce such Confidential Information to such tribunal or government agency, notwithstanding the fact that such information may, as a result become available to the public, without incurring liability hereunder to the Disclosing Party; provided, however, that the Receiving Party shall give the Disclosing Party written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use his best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

         14.3 TERMINATION OF CONFIDENTIALITY OBLIGATIONS. The obligations of Buyer and Seller under this Section 14 shall survive the Closing or termination of this Agreement for a period of five (5) years thereafter with respect to Confidential Information belonging to Buyer or Seller.

         14.4 PUBLIC ANNOUNCEMENTS. Neither Seller or Buyer will make any public announcements concerning matters set forth in this Agreement or the negotiation thereof without the prior written consent of the other party unless such disclosure is required by law or regulations. Any such disclosure shall be provided for review to the other party in advance of public release to the extent reasonably practical.

15.      NO SOLICITATION.

                  (a) From the date hereof, until Closing or termination of this Agreement, Seller shall not, directly or indirectly, through any officer, director, employee, authorized representative or agent of Seller, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any sale of assets relating to the Business or similar transactions involving Seller or the Business other than with Buyer as contemplated in this Agreement (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or
(iii) agree to, approve or recommend any Acquisition Proposal.

                  (b) Seller shall immediately notify Buyer after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to Seller in connection with an Acquisition Proposal or for access to the properties, books or records of Seller by any person or entity that informs any officer or director of Seller that it is considering making, or has made, an Acquisition Proposal.

                  (c) Seller shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than Buyer) conducted heretofore with respect to any Acquisition Proposal.

                  (d) Seller shall ensure that the officers and directors of Seller and any investment banker or other advisor or representative retained by Seller are aware of the restrictions described in this Section 15.

                  (e) The provisions of this Section 15 shall terminate upon the earlier of the date of termination of this Agreement or the Closing Date.

16.      MISCELLANEOUS.

         16.1 ASSIGNMENT. Seller may not assign this Agreement, or assign its rights or delegate its duties hereunder, without the prior written consent of Buyer.

         16.2 SEVERABILITY. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

         16.3 GOVERNING LAW. This Agreement is deemed to have been made in the State of California and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of the State of California for contracts made and to be performed in that state.

         16.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement, and the Exhibits and Schedules hereto, and each additional agreement and document to be executed and delivered pursuant hereto, constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

         16.5 WAIVER. No waiver by one party of the other party's obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

         16.6 INTERPRETATION; HEADINGS. This Agreement is the result of arms'-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained therein or otherwise, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsman of that provision. The section, subsection and any paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit or affect, and shall not be considered in connection with, the interpretation of any of the terms or provisions of this Agreement.

         16.7 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         16.8 ARBITRATION. All disputes between the parties hereto shall be determined solely and exclusively by arbitration in accordance with the rules then in effect of the American Arbitration Association, or any successors hereto ("AAA"), in San Francisco County, California, unless the parties otherwise agree in writing. The parties shall jointly select an arbitrator. In the event the parties fail to agree upon an arbitrator within ten (10) days, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator, provided that if either party, in such event, fails to select an arbitrator within seven (7) days, such arbitrator shall be selected by the AAA upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction. The prevailing party in any such arbitration or other proceeding brought in accordance with this Subsection 16.8, shall be reimbursed for its reasonable attorneys' fees and disbursements and costs incurred in connection therewith by the non-prevailing party. EACH PARTY HEREBY WAIVES THE RIGHT TO SUBMIT ANY DISPUTE, CLAIM OR CAUSE OF ACTION THAT IT MAY HAVE AGAINST ANY OTHER OF THE PARTIES HERETO TO A PUBLIC TRIBUNAL FOR JURY OR NON-JURY TRIAL.

         IN WITNESS WHEREOF, the undersigned have caused this Asset Purchase Agreement to be executed by officers thereunto duly authorized, on the date first above stated.

                                        EPOCH BIOSCIENCES, INC.
                                        a Delaware corporation


                                        By: /s/ William G. Gerber
                                            ------------------------------------
                                            William G. Gerber, Chief Executive
                                            Officer


                                        IMMUNE COMPLEX CORPORATION
                                        a California corporation


                                        By: /s/ George B. Thornton
                                            ------------------------------------
                                            George B. Thornton, President